Exhibit 16.1

WithumSmith+Brown, PC Certified Public Accountants and Consultants 3040 Route 22 West, Suite 110 Somerville, New Jersey 08876 USA 908 526 6363 . fax 908 526 9944
www.withum.com Additional Offices in New Jersey, New York, Pennsylvania, Maryland, Florida, and Colorado

March 4, 2011

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sir/Madam:

We have read the first through sixth paragraphs of Item 4 included in the Form 8-K dated March 4, 2011, of Conolog Corporation to be filed with the Securities and Exchange Commission and are in agreement with the statements concerning our firm.

Very truly yours,

/s/ WithumSmith+Brown, PC
WithumSmith+Brown, PC

cc: Marc Benou, President
Conolog Corporation

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